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                                                               Exhibit 99(h)(iv)


                        ADMINISTRATIVE SERVICES AGREEMENT

     This Administrative Services Agreement (this "Agreement") is made as of the 1st day of November, 2000, by and between THE HUNTINGTON FUNDS, a Massachusetts business trust (the "Trust") and THE HUNTINGTON NATIONAL BANK, a national banking association (the "Bank")

     The parties, intending to be legally bound, hereby agree as follows:

1. Administrative Services. Pursuant to the terms of this Agreement, the Bank will perform certain administrative services to shareholders of one or more classes (the "Classes") of one or more series (the "Funds") of the Trust identified on Schedule A to this Agreement. Administrative services may include:

     (1) establishing and maintaining shareholder accounts and records pertaining to such accounts;

     (2) processing, dividend and distribution payments from the Funds on behalf of shareholders;

     (3) providing periodic shareholder account statements of holdings in each of the Funds and integrating such information with holdings maintained in other accounts serviced by Bank;

     (4)  arranging for bank wires;

     (5)  responding to shareholder inquiries regarding services performed;

     (6)  responding to shareholder inquiries regarding their investments;

     (7) providing sub-accounting with respect to omnibus accounts held by the Bank through which shareholders are invested in the Funds and other sub-accounting requested by the Trust;

     (8) where required by law, forwarding shareholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution and other tax notices) to shareholders;

     (9) assisting in processing purchase, exchange and redemption requests from shareholders;

     (10) assisting in processing changes in shareholder dividend options, account designations and addresses of record;

     (11) processing shareholder participation in systematic investment and systematic withdrawal programs; and

     (12) such other similar services as the Trust may reasonably request to the extent permitted under applicable law.

2. Compensation. Each applicable Class of each Fund identified on Schedule A shall pay to the Bank an administrative services fee at an annual rate of up to 0.25% of the average daily net assets of such Class, accrued daily and paid quarterly.
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3.   Sub-Servicers. From time to time, the Bank may utilize one or more financial institutions or other organizations (the "Sub-Servicers") to provide some or all of the administrative services described in this Agreement. In such event, the Bank will pay the Sub-Servicers all or a portion of the fees received by the Bank from the Trust for the services performed by the Sub-Servicers.

4. Term. This Agreement shall be effective as of November 1, 2000, provided that, as of that date a majority of the Trustees of the Trust who are not "interested persons" (the "Independent Trustees") shall have approved this Agreement and determined it to be for services which are not principally intended to result in the sale of shares of the Funds. This Agreement shall continue in effect until November 1, 2001, and thereafter for successive one year periods; provided that, at least annually, a majority of the Independent Trustees approves such continuance and determines it to be for services which are not principally intended to result in the sale of shares of the Funds.

5. Termination. This Agreement may be terminated at any time without penalty with respect to one or more Classes and/or Funds (i) by a vote of a majority of the outstanding voting securities of the applicable Class or Classes of such Fund or Funds, or (ii) by the vote of a majority of the Independent Trustees.

6. Amendments. Any amendments, modifications, or other changes to this Agreement shall be made by written instrument signed by both parties.

7. Limit of Liability. The Bank is hereby expressly put on notice of the limitation of liability as set forth in Article IV of the Trust's Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular Fund and of the Trust with respect to that Fund shall be limited solely to the assets of that Fund, and the Bank shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of the Trust, or any of them.

The parties have executed this Agreement as of the date first written above.

THE HUNTINGTON NATIONAL                   THE HUNTINGTON FUNDS
BANK

By:__________________________                  By:__________________________

Name:________________________                  Name:________________________

Title:_______________________                  Title:_______________________



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                                                           Dated:  March 1, 2001


                                    EXHIBIT A
                                       to
                        ADMINISTRATIVE SERVICES AGREEMENT

     This Agreement shall apply to Classes of the Funds identified below:

                                               Investment A       Trust
Fund                                              Shares          Shares

Money Market Fund                                    X               X

U.S. Treasury Money Market Fund                      X               X

Ohio Municipal Money Market Fund                     X               X

Florida Tax-Free Money Fund                          X               X

Growth Fund                                          X               X

Income Equity Fund                                   X               X

Mortgage Securities Fund                             X               X

Ohio Tax-Free Fund                                   X               X

Michigan Tax-Free Fund                               X               X

Fixed Income Securities Fund                         X               X

Intermediate Government Income Fund                  X               X

Short/Intermediate Fixed Income Securities Fund      N/A             X

Dividend Capture Fund                                X               X

International Equity Fund                            X               X

Mid Corp America Fund                                X               X

New Economy Fund                                     X               X


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THE HUNTINGTON NATIONAL BANK                 HUNTINGTON FUNDS

By: /s/ B.R. Bateman                         By: /s/ Timothy D. Barto
   _____________________________                ____________________________

Name: B.R. Bateman                           Name: Timothy D. Barto
     ___________________________                  __________________________

Title: Senior Vice President                 Title: Vice President
      __________________________                   _________________________


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